AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC.

                             ARTICLES SUPPLEMENTARY

         AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

        SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-605(a)(4) of the Maryland General Corporation Law, the Board of Directors of the Corporation has renamed the duly established and allocated series of the Corporation's stock as follows:

        New Series Name                              Prior Series Name
        Newton Fund                                  EmVee Fund

        The name change shall be effective on August 2, 2004.

        THIRD: The Board of Directors of the Corporation duly adopted resolutions renaming the Series, as set forth in Article SECOND.

         FOURTH: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation has allocated One Billion (1,000,000,000) shares of the One Billion (1,000,000,000) shares of the authorized capital stock of the Corporation, par value One Cent ($0.01) per share for an aggregate par value of Ten Million Dollars ($10,000,000). As a result of the action taken by the Board of Directors referenced in Article FOURTH of these Articles Supplementary, the four (4) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

         Series                                      Number of Shares            Aggregate Par Value

Strategic Allocation: Conservative Fund                 260,000,000                      $2,600,000

Strategic Allocation: Moderate Fund                     480,000,000                      $4,800,000

Strategic Allocation: Aggressive Fund                   250,000,000                      $2,500,000

Newton Fund                                              10,000,000                        $100,000

The par value of each share of stock in each Series is One Cent ($0.01) per share.

         FIFTH: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation, the Board of Directors of the Corporation (a) has duly established classes of shares (each hereinafter referred to as a "Class") for the Series of the capital stock of the Corporation and (b) has allocated the shares designated to the Series in Article FOURTH above among the Classes of shares. As a result of the action taken by the Board of Directors, the Classes of shares of the four (4) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

                                                                           Number of Shares
                                                                               as Allocated             Aggregate
                    Series Name                       Class Name                                        Par Value

Strategic Allocation: Conservative Fund               Investor                  140,000,000            $1,400,000
                                                      Institutional              70,000,000               700,000
                                                      Service                             0                     0
                                                      Advisor                    50,000,000               500,000

Strategic Allocation: Moderate Fund                   Investor                  245,000,000            $2,450,000
                                                      Institutional             125,000,000             1,250,000
                                                      Service                             0                     0
                                                      Advisor                   100,000,000             1,000,000
                                                      C                           5,000,000               500,000
                                                      R                           5,000,000               500,000

Strategic Allocation: Aggressive Fund                 Investor                  155,000,000            $1,550,000
                                                      Institutional              20,000,000               200,000
                                                      Service                             0                     0
                                                      Advisor                    70,000,000               700,000
                                                      C                           5,000,000                50,000

Newton Fund                                           Investor                   10,000,000              $100,000

         SIXTH: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

         SEVENTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

         EIGHTH: The Board of Directors of the Corporation had classified as Series the authorized capital stock of the Corporation and has allocated shares to each Series as set forth in these Articles Supplementary.

         IN WITNESS WHEREOF, AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 20th day of July, 2004.

                                            AMERICAN CENTURY STRATEGIC
ATTEST:                                     ASSET ALLOCATIONS, INC.




Name:  Anastasia H. Enneking                       Name:   Charles C.S. Park
Title:   Assistant Secretary                       Title:      Vice President


         THE UNDERSIGNED Vice President of AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.



Dated:  July 20, 2004
                                         -------------------------------------
                                              Charles C.S.Park, Vice President